Exhibit 99.1

NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Olathe, Kansas (December 13, 2010) - Elecsys Corporation (NASDAQ: ESYS), a developer and manufacturer of machine to machine (M2M) data acquisition, telemetry, analysis systems, and custom electronic assemblies for critical industries, today announced its financial results for the second fiscal quarter ended October 31, 2010.

Sales for the quarter were $5,479,000, an increase of 37%, or $1,478,000, from $4,001,000 in the second quarter of fiscal 2010.  Total sales year-to-date increased 40%, or $3,041,000, to $10,661,000.  The increases were the result of both growth in bookings and backlog in our custom electronic assemblies and an overall increase in sales of our proprietary products and services as compared to the prior year.

Sales for the Electronic Design and Manufacturing Services (“EDMS”) business segment increased 40% to approximately $3,224,000, an increase of $924,000 from $2,300,000 in the comparable quarter in the prior year.  Sales of proprietary products and services increased 33% to $2,255,000 for the three-month period ended October 31, 2010, a $554,000 increase from sales of $1,701,000 during the prior year period.  Fiscal year-to-date EDMS sales were $6,267,000, an increase of 43%, or $1,895,000, from $4,372,000 in the six-month period ended October 31, 2009.

Proprietary product sales increased $1,250,000, or 40%, to $4,394,000 for the six-month period ended October 31, 2010 compared to $3,144,000 in the comparable period of the prior fiscal year.  Customer demand for our  Watchdog CP products, our new remote monitoring products such as the P2S-AC, the addition of SensorCast products and customers, and the Director Series of communication products and database services contributed significantly to the increase in sales.  The Company’s Radix and eXtremeTAG RFID solutions also posted a sales increase during the fiscal quarter due to improving economic conditions and sales of the new FW950 handheld computer.

The Company expects the positive sales trend to continue through the next few quarters as compared to the most recently completed fiscal quarters.  EDMS sales are expected to grow slightly in the near term due to currently scheduled orders in backlog, the anticipated addition of several new customers, and the transition of several projects from the design phase to production.  The Company expects that sales of its proprietary products, specifically wireless remote monitoring and telemetry solutions, will increase due to growing demand for its WatchdogCP, SensorCast and Director Series products and services combined with the potential impact of new products to be released.  Sales of handheld computers, related peripherals, eXtremeTAG RFID solutions, and maintenance contract services will likely provide slight increases in sales over the next few fiscal quarters as compared to the most recently completed fiscal quarter.

Total backlog as of October 31, 2010 grew by 63% to $8,080,000, an increase of $3,128,000 from a total backlog of $4,952,000 from one year earlier, and an increase of 30%, or $1,885,000, from July 31, 2010.  This increase in backlog was largely due to increased orders from existing customers combined with the addition of several new customers during the current and preceding quarters.

Gross margin was approximately 32% of sales, or $1,729,000, for the three-month period ended October 31, 2010, compared to 31% of sales, or $1,239,000, for the prior year period.   Gross margin for the six-month period also increased to 33% of sales, or $3,474,000 from gross margin of 31% of sales or $2,369,000 from the six-month period ended October 31, 2009.  The increase in gross margin was a function of the overall increase in sales volume, the product mix for both EDMS and proprietary products, and improved operating efficiencies due to higher sales volumes.

Selling, general and administrative expenses were approximately $1,475,000 during the period compared with $1,662,000 in the prior year period.  The decrease of $187,000, or 11%, resulted from reductions in general and administrative expenses due to $198,000 of MBBS integration expenses incurred in the previous year as well as decreases in professional fees and corporate expenses.  Costs for both research and development and sales and marketing increased approximately $37,000 during the second fiscal quarter and were driven by increases in engineering and product support costs, marketing expenses, and personnel and personnel-related expenses.  Selling, general and administrative expenses totaled $2,974,000 and $3,316,000, for the six-month periods ended October 31, 2010 and 2009, respectively.

Income before taxes for the quarter was $179,000, compared to a loss before taxes of $523,000 for the same quarter in the prior year.  For the first six months of fiscal 2011, income before taxes grew to $341,000 from a loss before taxes of $1,160,000 in the first six months of fiscal 2010.

Net income was $101,000, or $0.03 per diluted share, for the quarter ended October 31, 2010.  For the quarter ended October 31, 2009, net loss was $322,000, or $0.09, per diluted share.  For the six month period ended October 31, 2010, net income totaled $208,000, or $0.05 per diluted share, while net loss for the comparable prior year period was $718,000, or $0.21 per diluted share.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased to announce second quarter results that reflect substantial growth in sales, an expanding order backlog, enhanced gross margins, and significantly improved bottom-line performance compared to the previous year.  Demand for our proprietary products continued to grow while business with both new and established OEM partners strengthened during the quarter.  We continued our investments in new product development during the quarter and are encouraged by the enthusiastic market acceptance of our recently introduced products, such as the Watchdog P2S-AC remote monitor, the Radix FW950 handheld computer, and the Director Series of communication products.

Gemperli continued, “With both next generation system solutions currently in development and additional products, such as the Watchdog VIP and secure industrial communication products, being introduced, we anticipate the expansion of our M2M solutions business to accelerate.  In order to maximize our opportunities for growth in the rapidly expanding market sectors we are targeting, we will maintain our commitment to both new product development and investment in international sales and marketing initiatives.  Although global economic conditions still present challenges, based on orders in backlog, new business opportunities, and our focus on continuously improving operations, we expect the positive trends in both revenues and earnings to continue during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions and custom electronic equipment for critical industrial applications worldwide.  Elecsys proprietary equipment and services encompass rugged wireless remote monitoring, wireless industrial communication, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys also provides integrated displays and custom electronic assemblies for diverse applications in multiple industries.  Its primary markets include energy production and distribution, safety and security systems, agriculture, transportation, aerospace, and natural resource management.  Elecsys develops, markets, and supports proprietary technology and products under the Pipeline Watchdog, Radix, eXtremeTAG, SensorCast, Director, and DCI brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2010. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone
(913) 982-5766, Fax
maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2010	2009	2010	2009
Sales	$5,479	$4,001	$10,661	$7,620
Cost of products sold	3,750	2,762	7,187	5,251
Gross margin	1,729	1,239	3,474	2,369

Selling, general and administrative expenses:
Research and development expense	308	291	624	526
Selling and marketing expense	382	362	801	763
General and administrative expense	785	1,009	1,549	2,027
Total selling, general and administrative expenses	1,475	1,662	2,974	3,316

Operating income (loss)	254	(423)	500	(947)

Financial income (expense):
Interest expense	(75)	(101)	(152)	(213)
Other income (loss), net	--	1	(7)	--
	(75)	(100)	(159)	(213)

Net income (loss) before income taxes	179	(523)	341	(1,160)

Income tax expense (benefit)	78	(201)	133	(442)

Net income (loss)	$101	$(322)	$208	$(718)

Net (loss) income per share information:
Basic	$0.03	$(0.09)	$0.06	$(0.21)
Diluted	$0.03	$(0.09)	$0.05	$(0.21)

Weighted average common shares outstanding:
Basic	3,789	3,471	3,788	3,414
Diluted	3,896	3,471	3,895	3,414